Rocky Mountain Internet Defaults On Merger
Agreement

GREENWOOD VILLAGE, Colo.-- (BUSINESS WIRE)--Oct. 14, 1998-- Internet Communications Corporation ("INCC") and Rocky Mountain Internet, Inc. ("RMI") previously announced that they had entered into a merger agreement pursuant to which INCC would be acquired by RMI.

Although INCC's shareholders approved the merger at a meeting on September 18, 1998, and all other conditions to RMI's obligations to close the merger had been met at that time, RMI informed INCC that it was not prepared to close at that time because its financing was not complete. At RMI's request, INCC granted an extension of time for closing to October 2, 1998, while reserving its rights to declare RMI in default if the merger did not close at that time, since the merger agreement did not condition RMI's obligations on the availability of financing and in fact contained RMI's covenant to maintain its financing commitment in place.

On October 2, 1998, RMI again requested an extension of time to close. INCC refused the request and declared RMI in default of the merger agreement. Based on RMI's statements that it was optimistic that it could complete its financing and that it intended to close, INCC did not commence any action at that time and continued to work with RMI and its lenders.

By October 12, 1998, INCC had been told by RMI's lenders that the lenders had informed RMI that financing was available to close the merger. RMI refused to close the Merger. On October 13, 1998, in conjunction with its purported termination of the Merger Agreement, RMI made assertions, for the first time, that INCC was unable to accurately certify to compliance with conditions precedent to RMI's obligation to close. INCC believes this claim to be entirely without merit and a transparent attempt to avoid RMI's obligations under the merger agreement. INCC will file suit against RMI today for damages of at least $30 million.

Internet Communications Corporation is a leading regional communications integration company which designs, implements, maintains and manages customized wide-area and local-area networks for voice and data. Founded in 1986, Internet is headquartered in Greenwood Village, Colorado.

For more information, contact Keely Hawk, Director of Investor Relations, at 303/770-7600, or visit Internet's World Wide Web site, at http://www.incc.net, for investor related information and a description of Internet's array of products and services. Internet Communications Corp. is traded on the Nasdaq market under the symbol INCC.

Contact:

     Internet Communications Corp.
     Keely Hawk, Director of Investor Relations
     303/414-7174
     khawk@incc.net